NORTHERN LIGHTS FUND TRUST III

OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

PLANROCK INVESTMENT MANAGEMENT, LLC

THIS OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the “Agreement”) is made as of the 18th day of December, 2023, between and among NORTHERN LIGHTS FUND TRUST III, a Delaware statutory trust (the “Trust”), on behalf of PlanRock Market Neutral Income ETF and PlanRock Alternative Growth ETF (each a “Fund” and collectively the “Funds”), series of the Trust; PLANROCK INVESTMENT MANAGEMENT LLC, advisor of the Funds (the “Advisor”); and STEPHEN HAMMERS, Managing Member of the Advisor.

RECITALS:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of the 18th day of December, 2023 (the “Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationship with the Advisor, the Trust has required that Stephen Hammers, Managing Member of the Advisor, grant to the Trust a continuing security interest in and to his Managed Accounts Pledged Asset Account (“Pledged Asset Account”) with Charles Schwab & Co., Inc., or its successor and assigns (“Schwab”);

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.  Limit on Operating Expenses. The Advisor hereby agrees to limit the Funds’ current Operating Expenses to an annual rate, expressed as a percentage of each Fund’s average daily net assets for the month, to the amounts listed in Appendix A (the “Annual Limit”) for the specified period. In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Funds, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds are defined to include all expenses necessary or appropriate for the operation of the Funds and including the Advisor’s investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-l fees and other expenses described in the Advisory Agreement, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Advisor)).

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive in future years on a rolling three-year basis, reimbursement of any Fund Reimbursement Payments paid by the Advisor pursuant to this Agreement, if such reimbursement can be achieved within the lesser of the Annual Limit in place at the time of waiver and those in place at the time of recapture.

4. Pledged Asset Account and Security Interest. Stephen Hammers, for value received, hereby pledges, assigns, sets over and grants to the Trust a security interest in his Pledged Asset Account with Schwab, including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement). For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the “Board”), except as specified in Section 7(a)(ii) of this Agreement, below. In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Pledged Asset Account unless a Collateral Event (defined below under Section 5 of this Agreement) has occurred or is continuing.

5. Collateral Event. In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Funds (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Pledged Asset Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Funds (the “Liquidation Expenses”). Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement, no further instructions shall be required from the Advisor or Stephen Hammers for Schwab to transfer any Collateral from the Pledged Asset Account to the Funds. The Advisor acknowledges that in the event the Collateral available in the Pledged Asset Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Funds shall retain the right to receive from the Advisor the right to receive all costs associated with any Fund Reimbursement Payment or Liquidation Expenses and any legal fees associated thereto. The amount of Collateral held in the Pledged Asset Account may be reduced or eliminated as a Fund reaches breakeven point and no Fund Reimbursement Payment is required by the Advisor with respect to that Fund.

6. Control Agreement; Appointment of Attorney-in-Fact. The Advisor agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisor and Ultimus Fund Solutions LLC (the “Control Agreement”) pursuant to and consistent with Section 8-106(c) of the New York Uniform

Commercial Code. The Advisor hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as Advisor’s true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisor and in the name of the Advisor or in the Trust’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisor representing any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same. So long as a Collateral Event has occurred and is continuing, the Board, in its discretion, may direct the Advisor or the Advisor’s agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7. Covenants. So long as this Agreement shall remain in effect, the parties represent, and covenant as follows:

(a)	Stephen Hammers will maintain at least $100,000 in securities for the PlanRock Alternative Growth ETF and the PlanRock Market Neutral Income ETF in the Pledged Asset Account, such that additional amounts will be deposited by Mr. Hammers when the securities of Pledged Asset Account fall below $100,000, for the two funds listed above, for a period of more than 30 consecutive days.

(b)	Stephen Hammers will provide quarterly statements of the Pledged Asset Account to the Trust.

(c)	To the fullest extent permitted by law, the Advisor agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to each Fund’s shareholders.

(d)	The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Pledged Asset Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

8. Term. This Agreement shall become effective on the effective date of the Funds’ prospectus and shall remain in effect until at least November 1, 2025, unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Funds, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board. This Agreement and the Control Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Advisory Agreement for the Funds is terminated and the Funds continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Advisory Agreement’s termination for the Funds.

10.  Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST III	PLANROCK INVESTMENT MANAGEMENT, LLC

on behalf of PlanRock Market Neutral Income ETF PlanRock Alternative Growth ETF

By:	By:

Name: Brian Curley	Name: Stephen Hammers
Title: President	Title: CEO, CIO

STEPHEN HAMMERS

Appendix A

Fund	Operating Expense Limit
PlanRock Market Neutral Income ETF	0.95%

PlanRock Alternative Growth ETF	1.25%